Exhibit 10.16
INDEMNIFICATION AGREEMENT
     THIS AGREEMENT is made as of the 1st day of February, 2008,
BETWEEN:
IVANHOE ENERGY INC., a corporation governed by the Yukon Business Corporations Act and having its corporate offices at Suite 654 – 999 Canada Place, Vancouver, B.C. V6C 3E1
(the “Corporation”)
- and -
[Name of Director/Officer], whose address is [Address of Director/Officer]
(the “Indemnified Party”)
RECITALS:
A.	The Yukon Business Corporations Act (the “YBCA”) permits the Corporation to indemnify individuals who are or were directors and officers of the Corporation, or who act or acted at the Corporation’s request as directors or officers or in a similar capacity of an Other Entity (as defined herein);

B.	It is generally agreed that, because of the uncertainties in relying upon an indemnity in a corporation’s bylaws and because liability insurance may afford the parties inadequate protection, it is desirable for directors and officers to obtain a contractual indemnity from the corporations they serve;

C.	It is in the best interests of the Corporation to attract and retain responsible and capable directors and officers, and the entering into of an agreement containing broad indemnification provisions of the kind contained in this Agreement is of vital importance to achieving these goals. Accordingly, the Corporation and the Indemnified Party wish to enter into this Agreement, and in so doing affirm that they intend that all the provisions of this Agreement be given legal effect to the full extent not prohibited by applicable law; and

D.	The Corporation has obtained policies of insurance for the benefit of the Indemnified Party, which, subject to section 12.3, will be maintained in full force and effect.
              NOW THEREFORE in consideration of the sum of $1.00 now given by the Indemnified Party to the Corporation, the Indemnified Party’s agreement to become or continue as a Director or Officer of the Corporation, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.	For the purposes of this Agreement:
1.1	“Agreement” means this Indemnification Agreement;

1.2	“Director” and “Officer”, respectively, means an individual who is or was a director or an officer of the Corporation, as the case may be, or who acts or acted, at the Corporation’s request, as a director or an officer of or in a similar capacity in respect of one or more Other Entities, and the phrase “Director and Officer” means an individual who is or was either a Director or an Officer, or both. For greater certainty, serving as a director includes serving as a member of one or more committees of the board of directors;

1.3	“Costs” shall include:
1.3.1	subject to section 11, an amount paid to settle an action or satisfy a judgment, except in respect of an action to which section 6 is applicable unless and until approval of the Supreme Court of the Yukon Territory has been obtained;

1.3.2	a fine, penalty, levy, charge, award, damages, settlement payment, compensation or financial imposition paid to or imposed by any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rule-making entity having jurisdiction in the relevant circumstances (collectively, a “Governmental Authority”), including as a result of a breach or alleged breach of any statutory or common law duty imposed on directors or officers or of any law, statute, rule or regulation or any provision of the articles, by-laws or any resolution of the Corporation or an Other Entity;

1.3.3	an amount paid to satisfy a liability arising as a result of the failure of the Corporation or an Other Entity to pay wages, vacation pay and any other amounts that may be owing to employees or to make contributions that may be required to be made to any pension plan, retirement income plan or other benefit plan for employees or to remit to any Governmental Authority payroll deductions, income taxes or other taxes, or any other amounts payable by the Corporation or an Other Entity; and

1.3.4	an amount equal to the per diem meeting fee paid by the Corporation to its directors at such time, for each day spent by the Indemnified Party in dealing with, responding to or assisting the Corporation with the resolution of any Proceeding relating to the Indemnified Party. The amount of the fee shall be pro rated for less than any full day spent, and shall not be paid in respect of meetings of the Board of Directors or a committee thereof attended by the Indemnified Party for which he is so compensated by the Corporation;
1.4	“Expenses” shall include all expenses incurred by or on behalf of the Indemnified Party in connection with any Proceeding, and shall include, without limiting the generality of the foregoing, legal costs on a solicitor and his own client basis, together with retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone and facsimile charges, postage, delivery service fees and all other disbursements, costs, charges and expenses incurred by or on behalf of the Indemnified Party in connection with such Proceeding, including those incurred in interpreting, applying and enforcing the Indemnified Party’s rights under this Agreement;

1.5	The Indemnified Party shall be considered to be “involved” in any Proceeding if the Indemnified Party has any participation whatsoever in such Proceeding, including merely as a witness or a person providing information;

1.6	“Other Entity” shall include a body corporate, partnership, joint venture, association, employee benefit plan, trust or other enterprise or organization of which the Corporation is or was a shareholder or creditor and for which an individual acts or acted as a director or officer or in a similar capacity at the request of the Corporation, and includes an entity that becomes an Other Entity subsequent to the date hereof;

1.7	“Proceeding” shall include a claim, demand, suit, action, proceeding or investigation (civil, criminal, regulatory, administrative, arbitral or other), whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal or appeals therefrom, and any other circumstance or situation, in respect of which the Indemnified Party reasonably requires legal advice or representation concerning the actual, possible or anticipated imposition of Costs or Expenses upon the Indemnified Party and arising at any time in whole or in part, directly or indirectly, from the Indemnified Party being or having been a Director or Officer, notwithstanding that the Indemnified Party denies liability for the possible Costs or Expenses or that the possible attempt to impose such Costs or Expenses is without merit;

1.8	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders; and

1.9	Unless otherwise indicated, references to sections are to sections in this Agreement.
2.	Subject to sections 3 and 4, the Corporation agrees to the fullest extent not prohibited by law, promptly upon demand, to indemnify and save harmless the Indemnified Party and his heirs and legal representatives:
2.1	from and against all Costs, charges and Expenses incurred by the Indemnified Party in respect of any Proceeding in which the Indemnified Party is involved or is subject by reason of being or having been a Director and Officer; and

2.2	from and against all liabilities, damages, Costs, charges and Expenses whatsoever that the Indemnified Party may sustain or incur as a result of serving as a Director and Officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnified Party as a Director and Officer, whether before or after the effective date of this Agreement.

3.	The Corporation will indemnify the Indemnified Party under section 2 in all circumstances in which indemnification of a director or officer is permitted by the YBCA, which at the date hereof provides that the Corporation may indemnify the Indemnified Party if the Indemnified Party:
3.1	acted honestly and in good faith with a view to the best interests of the Corporation; and

3.2	in the case of a criminal or administrative Proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.
The applicable provisions of the YBCA permitting indemnification are referred to in this Agreement as the “Standards of Conduct”.

4.	Upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement, the Indemnified Party shall give written notice to the Corporation, directed to its Chief Executive Officer or President or Chief Financial Officer, as soon as is practicable, provided however that failure to give notice in a timely fashion shall not disentitle the Indemnified Party to indemnification unless, and then only to the extent that, the Corporation suffers actual prejudice by reason of the delay.

5.	The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under section 4, and shall pay all costs of that investigation.

6.	In respect of an action by or on behalf of the Corporation or an Other Entity to procure a judgment in its favour to which the Indemnified Party is made a party by reason of being or having been a Director and Officer of the Corporation or the Other Entity, the Corporation shall:
(a)	first determine, acting reasonably, whether the Director or Officer seeking indemnification has met the Standards of Conduct;

(b)	if satisfied that the Standards of Conduct have been met in accordance with (a) above, apply forthwith to the Supreme Court of the Yukon Territory pursuant to section 126(2) of the YBCA for the approval of the court to indemnify such Director or Officer under this Agreement in connection with such action, including the making of Expense Advances under section 7; and

(c)	notwithstanding the foregoing, indemnify the Director or Officer seeking indemnification only after such Director or Officer has applied to and received an order approving such indemnification from the Supreme Court of the Yukon Territory under section 126(3) of the YBCA.
7.	The parties wish to facilitate the payment by the Indemnified Party of ongoing costs in connection with matters for which indemnification under this Agreement is provided. Accordingly, the parties agree as follows:

7.1	the Indemnified Party has the right to incur Expenses for the purpose of protecting his interests fully and effectively in any Proceeding;

7.2	the Corporation shall, promptly upon demand, make advances (“Expense Advances”) to the Indemnified Party for any Costs and Expenses for which the Indemnified Party seeks indemnification under this Agreement at any time after the inception of Proceedings and up to the final disposition of the relevant Proceeding. In connection with such demand, the Indemnified Party shall provide the Corporation with: (a) a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is entitled to indemnification hereunder, together with particulars of the Costs and Expenses to be covered by the proposed Expense Advance; and (b) a written undertaking to repay Expense Advances in the circumstances set forth in section 7.3 hereof; and

7.3	the Indemnified Party shall repay to the Corporation, upon demand, Expense Advances (a) if and to the extent that it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, (b) if and to the extent that the Corporation has fully performed its obligations to the Indemnified Party under this Agreement with respect to the advancement of Expense Advances and other matters bearing on the ability of the Indemnified Party to protect his interests fully and effectively in the Proceeding, and (c) subject to any right of counterclaim or set off in favour of the Indemnified Party.
8.	Subject to section 9, the Indemnified Party has the right to appoint and instruct independent counsel to act on his behalf with respect to a Proceeding and all Expenses incurred by or in connection with such appointment and engagement shall be indemnified, advanced, paid or reimbursed, as the case may be by the Corporation as contemplated by sections 2 and 7.

9.	The Corporation shall be entitled to participate, at its own expense, in the defence of the Indemnified Party in any Proceeding. If the Corporation so elects after receipt of notice of a Proceeding, or the Indemnified Party in that notice so directs, the Corporation shall assume control of the negotiation, settlement or defence of the Proceeding, in which case the defence shall be conducted by experienced and competent counsel chosen by the Corporation and reasonably satisfactory to the Indemnified Party. If the Corporation elects to assume control of the defence, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of the Proceeding and to retain counsel to act on the Indemnified Party’s behalf, and the fees and disbursements of that counsel shall be paid by the Corporation. Notwithstanding the foregoing provisions, the Indemnified Party shall have the right, at the Corporation’s expense, to separately retain counsel of such Indemnified Party’s choice, in respect of the defence of any Proceeding in respect of which the Corporation has elected to assume control if: (i) the employment of such counsel has been authorized by the Corporation; (ii) the Corporation has not assumed the defence and employed competent and experienced counsel therefor promptly after receiving notice of such Proceeding; or (iii) counsel retained by the Corporation or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including for the reason that there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Corporation (in which event and to that extent, the Corporation shall not have the right to assume or direct the defence on such Indemnified Party’s behalf) or that there is a conflict of interest between the Corporation and the Indemnified Party or the subject matter of the Proceeding may not fall within the indemnity set forth herein (in any of which events the Corporation shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), provided that the Corporation shall not be responsible for the fees or expenses of more than one legal firm acting on behalf of the Indemnified Party in any single jurisdiction at any one time. The Indemnified Party and the Corporation shall cooperate fully with each other and their respective counsel in the investigation related to, and defence of, any Proceeding and shall make available to each other all relevant books, records, documents and files and shall otherwise use their best efforts to assist each other’s counsel to conduct a proper and adequate defence.

10.	The indemnities in section 2 shall not apply in respect of any Proceeding initiated by the Indemnified Party:
10.1	against the Corporation or an Other Entity, unless it is brought to establish or enforce any right under this Agreement;

10.2	against any Director or Officer unless the Corporation or the Other Entity, as the case may be, has joined in or consented to the initiation of such Proceeding; or

10.3	against any other corporation, partnership, trust, joint venture, unincorporated entity or person, unless it is a counterclaim in such Proceeding.
11.	The parties wish to encourage the settlement of any Proceeding. Accordingly, the parties agree as follows:
11.1	the Corporation may, with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into an agreement to settle any Proceeding;

11.2	no admission of liability and no settlement of any Proceeding shall be made by the Corporation without the prior written consent of the Indemnified Party affected (which consent shall not be unreasonably withheld or delayed) unless such settlement includes an unconditional general release of the Indemnified Party from any and all liabilities arising out of such Proceeding without any admission of negligence, misconduct, liability or responsibility by the Indemnified Party;

11.3	the Corporation shall not be liable for any settlement of any Proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed);

11.4	the Indemnified Party shall have the right to negotiate a settlement in respect of any Proceeding, provided that if the Corporation, acting reasonably, declines to approve the settlement, the Indemnified Party shall pay any compensation or other payment to be made under the settlement and the costs of negotiating and implementing the settlement, and shall not seek indemnity from the Corporation in respect of such compensation, payment or costs; and

11.5	the settlement of a Proceeding shall not create a presumption that the Indemnified Party did not meet or would not have met the Standards of Conduct.
12.	The Corporation shall ensure that all liabilities of the Corporation under this Agreement and all of the actions of the Indemnified Party which fall within the Standards of Conduct are at all times covered by directors’ and officers’ liability insurance maintained by the Corporation in favour of the Corporation and the Indemnified Party with a responsible insurer. In this regard, the parties agree that:
12.1	the responsibility for obtaining, maintaining and obtaining for the benefit of the Indemnified Party such directors’ and officers’ liability insurance shall rest with the Corporation and shall be implemented by a senior manager of the Corporation who shall involve an insurance broker or other person having expertise and experience in directors’ and officers’ liability insurance;

12.2	the Corporation shall provide to the Indemnified Party a summary of the material terms of each policy of insurance providing the coverages contemplated by this section 12 promptly after such coverage is obtained, and shall promptly notify the Indemnified Party if the insurer cancels or refuses to renew such coverage (or any part of such coverage);

12.3	such insurance coverage need not be obtained by the Corporation only if the coverage is not available from responsible insurers, or is available from one or more responsible insurers but at a cost which, in the opinion of the Corporation, acting reasonably and taking into account the financial condition and size of the Corporation, the nature of its business and the extent of the risks of personal liability to which the Indemnified Party is or may be subject, is grossly excessive, in which case the Indemnified Party may elect to terminate his position as a Director of the Corporation but the provisions of this Agreement shall remain in full force and effect for his benefit following such termination;

12.4	the Corporation shall not do any act or thing (including changing insurers), or fail to do any act or thing, that could cause or result in a denial of insurance coverage or of any claim under such coverage;

12.5	the Corporation shall give prompt notice of the commencement of any Proceeding to the insurers on the directors’ and officers’ liability insurance maintained by the Corporation, if any, in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Proceedings in accordance with the terms of such policies; and

12.6	in the event of any reduction in, or cancellation of, the directors’ and officers’ liability insurance maintained by the Corporation, the Indemnified Party’s rights to Expense Advances and indemnification shall not be affected by such reduction or cancellation.
13.	Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation shall pay any amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for such tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

14.	Notwithstanding the date of execution of this Agreement, this Agreement shall be effective as of the date on which the Indemnified Party first became a Director or Officer, except that the rights of the Indemnified Party with respect of insurance coverage are as stated in Section 12 of this Agreement.

15.	This Agreement is to be interpreted broadly and purposively so as to provide the Indemnified Party with the broadest possible entitlement to Expense Advances and to indemnification except as and to the extent prohibited by applicable law as presently in effect or as changed after the date of this Agreement, whether by statute or judicial decision.

16.	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. Should the content, or the application sought by the Indemnified Party of any of the provisions of this Agreement, be found to exceed the scope of indemnification lawfully available to the Indemnified Party from the Corporation, the affected provision is to be read down so as to be interpreted or applied with the smallest reduction in scope consistent with the applicable law and with the purpose of this Agreement, including this section 16. To the extent permitted by applicable law, the parties waive any provision of applicable law which renders any provision of this Agreement invalid or unenforceable in any respect.

17.	The Indemnified Party’s right to indemnification under this Agreement is in addition to, and not in substitution for, any rights of indemnification in favour of the Indemnified Party pursuant to any provision of the Articles of Incorporation or Bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors, applicable law or otherwise. No amendment, termination or repeal of any provision of the Articles of Incorporation or Bylaws of the Corporation, or any respective successors thereto, shall affect or diminish in any way the rights of the Indemnified Party to indemnification, or the obligations of the Corporation, arising under this Agreement, whether the alleged actions or conduct of the Indemnified Party giving rise to the necessity of such indemnification arose before or after any such amendment, termination or repeal.

18.	It being the desire of the parties, notwithstanding the restrictive provisions of the Limitation of Actions Act (Yukon Territory), the Limitation Act, 1996 (British Columbia) or any successor legislation, or any similar legislation of any other jurisdiction which may be applicable in any action brought by a Director or Officer pursuant to this Agreement (the “Limitation Acts”), to provide for the equivalent of a limitation period of six years from the conclusion of a Proceeding, the parties:
(a)	acknowledge that, in the Limitation Acts, the limitation period currently prescribed for certain Proceedings under this Agreement by an Indemnified Party or the Corporation, or any person claiming in right thereof, may be two years from the day on which the claim was discovered within the meaning of the Limitation Acts; and

(b)	agree that if and when:
(i)	it is lawful for the parties to enter into an agreement to vary, exclude or waive the limitation period otherwise applicable under a Limitation Act, or

(ii)	a Limitation Act is amended to prescribe a longer limitation period, then:
this Agreement will be deemed to have been amended, with effect from the date of the relevant change, clarification, or amendment, to provide that any Proceeding in respect of a claim under this Agreement must be commenced within six years from the conclusion of the pertinent Proceeding, or such longer period as may be prescribed or permitted by statute. For greater certainty, this provision shall apply to any claim which would, prior to such date, have been statute-barred but where the pertinent Proceeding was concluded less than six years before such date, and for that purpose the parties agree that in such circumstances the Corporation shall not plead and does hereby waive any limitation defence which would otherwise have been available to it in an action brought by a Director or Officer under this Agreement.
19.	Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

20.	The obligations of the Corporation under this Agreement shall survive its termination and continue in full force after the Indemnified Party ceases to be a Director or Officer of the Corporation.

21.	This Agreement shall enure to the benefit of the Indemnified Party and the Indemnified Party’s heirs, personal and legal representatives, executors and administrators and shall be binding upon the Corporation and its successors (including any direct or indirect successor by merger, consolidation or operation of law). This Agreement shall not otherwise be assignable by the Corporation or the Indemnified Party.

22.	This Agreement shall be governed by and construed in accordance with the laws of the Yukon Territory and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

IVANHOE ENERGY INC.

By:	/s/ Gordon Lancaster Name: Gordon Lancaster
Title: Chief Financial Officer

“Signature of Director/Officer”

[Name of Director/Officer]